UnitedHealth Group Update on Change Healthcare Cyberattack

Timeline provided to restore key Change Healthcare systems

Additional funding support for providers most impacted

Actions to support patients

March 7, 2024 -- UnitedHealth Group continues to make substantial progress in mitigating the impact to consumers and care providers of the unprecedented cyberattack on the U.S. health system and the Change Healthcare claims and payment infrastructure. Our focus has been on ensuring access to care and medications by addressing challenges to pharmacy, medical claims and payment systems targeted by the attack.

“We are committed to providing relief for people affected by this malicious attack on the U.S. health system,” said Andrew Witty, CEO of UnitedHealth Group. “All of us at UnitedHealth Group feel a deep sense of responsibility for recovery and are working tirelessly to ensure that providers can care for their patients and run their practices, and that patients can get their medications. We’re determined to make this right as fast as possible.”

Based on our ongoing investigation, there is no indication that any other UnitedHealth Group systems have been affected by this attack.

To address the needs of our customers, the company is announcing the following immediate actions:

Timeline to Restore Change Healthcare Systems
We are working aggressively on the restoration of our systems and services. Assuming we continue at our current rate of progress, we expect our key system functionality to be restored and available on the following timelines:

•Pharmacy services: Electronic prescribing is now fully functional with claim submission and payment transmission also available as of today. We have taken action to make sure patients can access their medicines in the meantime, including Optum Rx pharmacies sending members their medications based on the date needed.

•Payments platform: Electronic payment functionality will be available for connection beginning March 15.

•Medical claims: We expect to begin testing and reestablish connectivity to our claims network and software on March 18, restoring service through that week.

While we work to restore these systems, we strongly recommend our provider and payer clients use the applicable workarounds we have established—in particular, using our new iEDI claim submission system in the interest of system redundancy given the current environment.

Continued Funding Support for Community-Based Providers
On March 1, Optum launched a Temporary Funding Assistance Program to help bridge the gap in short-term cash flow needs for providers who received payments from payers that were processed by Change Healthcare.

UnitedHealthcare will provide further funding solutions for its provider partners. This applies to medical, dental and vision providers and will involve advancing funds each week representing the difference between their historical payment levels and the payment levels post attack. Advances will not need to be repaid until claims flows have fully resumed. Providers must complete a one-time registration to access funding.

We urge all payers to do the same as this is the fastest, most efficient way to address provider short-term cash flow needs. UnitedHealthcare does not have visibility to the extent of business interruption for each provider; therefore, it is necessary for other payers to participate in a similar manner.

We recognize these programs will not work for everyone. Beyond UnitedHealthcare’s provider funding relief, Optum is expanding its funding program to include providers who have exhausted all available connection options, and who work with a payer who has opted not to advance funds to providers during the period when Change Healthcare systems remain down.

This expansion is a funding mechanism of last resort, especially for small and regional providers, and will be evaluated on a case-by-case basis. An Optum Pay account is required to complete registration and to receive funds and repay funds. Use your existing Optum Pay account or sign up for Optum Pay to login.

For those who receive funding support, there are no fees, interest or other associated costs with the assistance. For repayment, providers will receive an invoice once standard payment operations resume and will have 30 days to return the funds. These terms now apply to both the original and expanded funding programs.

To determine eligibility and funding amount, please register for the program at the website: www.optum.com/temporaryfunding.

Additional Consumer Actions
For Medicare Advantage plans, including Dual Special Needs Plans, we are temporarily suspending prior authorizations for most outpatient services except for Durable Medical Equipment, cosmetic procedures and Part B step therapies. We also are temporarily suspending utilization review for MA inpatient admissions.

For Medicare Part D pharmacy benefits, we are temporarily suspending drug formulary exception review processes.

These actions will remain in place until March 31. We will work with state Medicaid agencies on any actions they wish to implement.

Prescription Support
As of today, all major pharmacy claims and payment systems are back up and functioning. We have taken action to make sure patients can access their medicines in the meantime, including Optum Rx pharmacies sending members their medications based on the date needed.

Additionally, recognizing that we were asking pharmacies to take action to help patients, Optum Rx PBM notified network pharmacy partners and pharmacy associations that we would reimburse all appropriate pharmacy claims filled with the good faith understanding that a medication would be covered. We continue to focus on those remaining areas of pharmacy disruption, including specialty coupon programs and certain claims for infusion providers.

For more information and access to all solutions provided by UnitedHealth Group, visit http://www.uhg.com/changehealthcarecyberresponse.

The company expects to exclude the principal impacts arising as a result of the cyberattack from adjusted earnings.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a health care and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone through two distinct and complementary businesses. Optum delivers care aided by technology and data, empowering people, partners and providers with the guidance and tools they need to achieve better health. UnitedHealthcare offers a full range of health benefits, enabling affordable coverage, simplifying the health care experience and delivering access to high-quality care. Visit UnitedHealth Group at www.unitedhealthgroup.com and follow UnitedHealth Group on LinkedIn.

Forward-Looking Statements
This press release contains “forward-looking statements” which are intended to take advantage of the “safe harbor” provisions of the federal securities law. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. These forward-looking statements are based on management’s current expectations and assumptions; however, by their nature, forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in UnitedHealth Group’s annual reports on Form 10-K and quarterly reports on Form 10-Q. We do not undertake to update or revise any forward-looking statements, except as required by law.

Media Contact:
Tyler Mason
424.333.6122
Tyler.Mason@uhg.com